Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of NV5 Holdings, Inc. (the “Company”) of our report dated December 30, 2014 relating to the consolidated financial statements of The RBA Group, Inc., Engineers, Architects and Planners included in a Current Report on Form 8−K/A filed on September 9, 2015 by the Company.

/s/ Wiss & Company, LLP

Livingston, New Jersey

June 21, 2016